LEXINGTON REALTY TRUST
TRADED: NYSE: LXP
ONE PENN PLAZA, SUITE 4015
NEW YORK, NY 10119-4015
FOR IMMEDIATE RELEASE

LEXINGTON REALTY TRUST ANNOUNCES 2015 FOURTH QUARTER ACTIVITY

New York, NY - January 7, 2016 - Lexington Realty Trust (“Lexington”) (NYSE: LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced the following update on fourth quarter transaction activity, some of which was previously announced.
Highlights

•	Acquired/completed two build-to-suit properties for an aggregate $253.5 million.

•	Invested $45.4 million in on-going build-to-suit projects and commenced funding an office build-to-suit project for $62.4 million.

•	Repurchased 0.9 million common shares at an average price of $8.12 per share.

•	Obtained $110.0 million 10-year non-recourse financing, which bears interest at a 4.0% fixed interest rate and is secured by the Richland, Washington property.

•	Completed 0.9 million square feet of new leases and lease extensions with overall portfolio 96.8% leased at quarter end.
Investment Activity

COMPLETED BUILD-TO-SUIT PROJECTS
Primary Tenant	Location	Property Type	Initial Basis ($000)	Initial Annualized Cash Rent ($000)	Initial Cash Yield	Estimated GAAP Yield	Lease Term (Yrs)
Preferred Freezer Services of Richland LLC(1)	Richland, WA	Industrial	$152,000	$10,792	7.1%	8.6%	20
McGuireWoods LLP(2)	Richmond, VA	Office	101,489	8,358	8.2%	8.9%	15
			$253,489	$19,150	7.6%	8.7%

1.	ConAgra Foods, Inc. provides credit support. Guarantors are Preferred Freezer Services LLC and Preferred Freezer Services Operating LLC.

2.	Property is 100% leased. McGuireWoods LLP is primary tenant with 68% of the space. Initial basis does not include $8.1 million for estimated earnout leases for developer leased space.

ON-GOING BUILD-TO-SUIT PROJECTS
Location	Sq. Ft.	Property Type	Lease Term (Years)	Maximum Commitment/Estimated Completion Cost ($000)	GAAP Investment Balance as of 12/31/2015 ($000)	Estimated Completion Date
Anderson, SC	1,325,000	Industrial	20	$70,012	$23,826	2Q 16
Lake Jackson, TX	664,000	Office	20	166,164	62,353	4Q 16
Charlotte, NC	201,000	Office	15	62,445	9,223	1Q 17
Houston, TX(1)	274,000	Retail/Specialty	20	86,491	38,367	3Q 16
	2,464,000			$385,112	$133,769

1.	Lexington has a 25% interest as of December 31, 2015. Lexington is providing construction financing up to $56.7 million to the joint venture of which $8.5 million has been funded.

FORWARD COMMITMENT
Location	Property Type	Estimated Acquisition Cost ($000)	Estimated Completion Date	Estimated Initial Cash Yield	Estimated GAAP Yield	Lease Term (Years)
Detroit, MI	Industrial	$29,680	1Q 16	7.4%	7.4%	20
		$29,680		7.4%	7.4%

Balance Sheet

In the fourth quarter of 2015, Lexington repurchased 910,499 common shares at an average price of $8.12 per share, bringing the total common shares repurchased in 2015 to 2,216,799 common shares at an average price of $8.29 per share.
In December 2015, Lexington financed its industrial property in Richland, Washington with a $110.0 million non-recourse secured mortgage. The loan bears interest at a fixed rate of 4.0% and matures in 2026. The procurement of the loan is expected to result in an initial projected leveraged cash return of approximately 15% and an initial projected leveraged GAAP return of approximately 20%.
During the fourth quarter of 2015, Lexington locked a 5.1% interest rate on a $57.5 million 15-year mortgage loan to be secured by its Richmond, Virginia office property. The loan, if procured, is expected to result in an initial projected leveraged cash return of approximately 12% and an initial projected leveraged GAAP return of approximately 14%. No assurances can be given that the loan will be funded on these terms or at all.

Common Share Dividend/Unit Distribution

During the fourth quarter of 2015, Lexington declared a regular quarterly common share dividend/distribution for the quarter ended December 31, 2015 of $0.17 per common share/unit, which is payable on January 15, 2016 to common shareholders/unitholders of record as of December 31, 2015, and a dividend of $0.8125 per share on its Series C Cumulative Convertible Preferred Stock (“Series C Preferred Shares”), which is payable on May 16, 2016 to Series C Preferred Shareholders of record as of April 29, 2016.

Effective January 1, 2016, the conversion rate of the $12.4 million outstanding 6.00% Convertible Guaranteed Notes due 2030 increased to 156.5514 common shares per one thousand principal amount of the notes from 153.8603 common shares per one thousand principal amount of the notes. The new conversion price is $6.39 per common share compared to the previous conversion price of $6.50 per common share.

Leasing
During the fourth quarter of 2015, Lexington executed the following new and extended leases:

	LEASE EXTENSIONS

	Location		Primary Tenant(1)	Prior Term	Lease Expiration Date	Sq. Ft.
	Office/Multi-Tenant
1-3	Various	HI	N/A	2015	2016-2018	886
3	Total office lease extensions					886

	Industrial
1	Rockford	IL	Jacobson Warehouse Company, Inc.	12/2015	12/2018	150,000
2	Olive Branch	MS	MAHLE Aftermarket Inc.	02/2016	02/2023	268,104
2	Total industrial lease extensions					418,104

5	Total lease extensions					418,990

	NEW LEASES

	Location				Lease Expiration Date	Sq. Ft.
	Office/Multi-Tenant
1	Westlake	TX	Charles Schwab & Co., Inc.		06/2021	130,199
2	Florence	SC	United States of America		01/2016	12,851
3	Farmers Branch	TX	International Business Machines Corporation		04/2021	66,018
4	Honolulu	HI	N/A		12/2017	379
4	Total new office leases					209,447

	Industrial
1	McDonough	GA	United States Cold Storage, Inc.		08/2028	296,972
1	Total new industrial leases					296,972

5	Total new leases					506,419

10	TOTAL NEW AND EXTENDED LEASES					925,409

(1)	Leases greater than 10,000 square feet.
As of December 31, 2015, Lexington's portfolio was 96.8% leased, excluding any property subject to a mortgage in default.
ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust is a real estate investment trust that owns a diversified portfolio of equity and debt interests in single-tenant commercial properties and land. Lexington seeks to expand its portfolio through acquisitions, sale-leaseback transactions, build-to-suit arrangements and other transactions. A majority of these properties and all land interests are subject to net or similar leases, where the tenant bears all or substantially all of the operating costs, including cost increases, for real estate taxes, utilities, insurance and ordinary repairs. Lexington also provides investment advisory and asset management services to investors in the single-tenant area. Lexington common shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.

Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lexington's periodic reports filed with the Securities and Exchange Commission, including risks related to: (1) the successful consummation of any lease, acquisition, build-to-suit, financing or other transaction, (2) the failure to continue to qualify as a real estate investment trust, (3) changes in general business and economic conditions, including the impact of any legislation, (4) competition, (5) increases in real estate construction costs, (6) changes in interest rates, (7) changes in accessibility of debt and equity capital markets, and (8) future impairment charges. Copies of the periodic reports Lexington files with the Securities and Exchange Commission are available on Lexington's web site at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe Lexington's future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects”, “may,” “plans,” “predicts,” “will,” “will likely result,” “is optimistic,” “goal,” “objective” or similar expressions and include initial projected leveraged returns. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

Initial projected leveraged returns are estimates as of the date of this press release and are based on assumptions believed to be reasonable as of the date of this press release and are not indicative of actual results. Initial projected leveraged cash return is a non-GAAP financial measure that is determined by dividing (A) the sum of the expected initial annualized net operating income from the property less the initial annualized interest incurred on the corresponding property indebtedness by (B) the equity investment in such property, calculated as the estimated cost basis in the respective property less the net of (i) the initial mortgage amount and (ii) the estimated loan costs. Other real estate companies may calculate this return differently. Management believes that initial projected leveraged cash return is a useful measure of a property's value when used in addition to initial projected leverage GAAP return because, by eliminating the effect of straight-lining of rent and the treatment of in-place above- and below-market leases, if applicable, it enables an investor to asses the initial projected cash return from the property. Management is presenting these initial projected returns to assist investors in analyzing the acquisition and financing of the referenced properties. Management does not intend to present this data for any other purpose, for any other period or for its other properties, and is not intending for these measures to otherwise provide information to its investors about Lexington's financial conditions or results of operations. Lexington does not undertake a duty to update any of these projections.

References to Lexington refer to Lexington Realty Trust and its consolidated subsidiaries. All interests in properties and loans are held through special purpose entities, which are separate and distinct legal entities, some of which are consolidated for financial statement purposes and/or disregarded for income tax purposes.